Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Baker Hughes, a GE company:

We consent to the use of our report dated March 16, 2017, except as to Note 17 which is as of December 4, 2017, and Note 1 which is as of November 13, 2018, with respect to the combined statement of financial position of GE Oil & Gas (a business within General Electric Company) as of December 31, 2016, and the related combined statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2016, incorporated herein by reference to the Form 8-K of Baker Hughes, a GE company and subsidiaries dated November 13, 2018 and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG S.p.A

Florence, Italy

November 13, 2018